KINDER MORGAN ENERGY PARTNERS, L.P.

                              Officer's Certificate


     The undersigned, C. Park Shaper, the Vice President, Treasurer and Chief Financial Officer of Kinder Morgan G.P., Inc., a Delaware corporation and the general partner (the "General Partner") of Kinder Morgan Energy Partners, L.P., a Delaware limited partnership (the "Partnership"), and the Vice President, Treasurer and Chief Financial Officer of Kinder Morgan Management, LLC, a Delaware limited liability company and the delegate of the General Partner, hereby establishes the terms of two series of debt securities of the Partnership under the Indenture, dated as of January 2, 2001 (the "Indenture"), between the Partnership and First Union National Bank, as Trustee, as follows:

     1. The titles of the securities shall be "7.125% Notes due 2012" (the "7.125% Notes") and "7.750% Notes due 2032" (the "7.750% Notes" and collectively with the 7.125% Notes, the "Notes");

     2. The aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture shall be limited initially to a maximum of $450,000,000 of the 7.125% Notes and $300,000,000 of the 7.750% Notes, except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to the Indenture, and except for any Notes which, pursuant to the Indenture, are deemed never to have been authenticated and delivered (subject to the right of the Partnership to issue additional Notes of either series without the consent of holders thereof);

     3. The Notes will be issued on March 14, 2002, the 7.125% Notes will mature on March 15, 2012, and the 7.750% Notes will mature on March 15, 2032;

     4. The 7.125% Notes shall bear interest at the rate of 7.125% per annum and the 7.750% Notes shall bear interest at the rate of 7.750% per annum, which interest shall accrue from March 14, 2002, or from the most recent Interest Payment Date (as defined in the Indenture) to which interest has been paid or duly provided for, which Interest Payment Dates shall be March 15 and September 15 of each year, and such interest shall be payable semi-annually in arrears commencing on September 15, 2002, and the Regular Record Dates (as defined in the Indenture) for interest payable on any Interest Payment Date shall be the close of business on the March 1 or September 1, respectively, next preceding each such Interest Payment Date;

     5. The principal of, and interest on, the Notes shall be payable, the Notes may be surrendered for registration or transfer, the Notes may be surrendered for exchanges, and notices and demands to or upon the Partnership in respect of the Notes and the Indenture may be served, at the office or agency of the Partnership maintained for that purpose in The City of New York, which shall initially be the office of the Trustee;


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     6. The  Partnership,  at its  option,  may redeem all or any portion of the
Notes of either series, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes of such series to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on such Notes (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points in the case of the 7.125% Notes, and the Treasury Rate plus 30 basis points in the case of the 7.750% Notes, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to such redemption date.

     As used in the foregoing, the following terms have the following meanings:

     "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the series of Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of Notes.

     "Comparable Treasury Price" means, with respect to any redemption date for a series of Notes, the average of two Reference Treasury Dealer Quotations for such redemption date.

     "Quotation Agent" means the Reference Treasury Dealer the Partnership appoints.

     "Reference Treasury Dealer" means each of J.P. Morgan Securities Inc. and First Union Securities, Inc. and their respective successors; provided, however, that if either of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Partnership will substitute therefor another Primary Treasury Dealer.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked price for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

     "Treasury Rate" means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15 (519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date of the series of Notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-

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annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

      Holders of the Notes to be redeemed will be provided not less than 30 nor more than 60 days' notice mailed to each registered holder of the Notes to be redeemed. If the redemption notice is given and funds deposited as required, then interest will cease to accrue on and after the redemption date on the Notes called for redemption.

     7. The Notes shall not be entitled to any sinking fund;

     8. Payment of principal of, and interest on, the Notes shall be without deduction for taxes, assessments or governmental charges paid by holders of the Notes;

     9. The 7.125% Notes and the 7.750% Notes are approved in the form attached hereto as Exhibit A and Exhibit B, respectively, and shall be issued upon original issuance in whole in the form of single book-entry Global Securities (as defined in the Indenture), and the Depositary (as defined in the Indenture) shall be The Depository Trust Company, New York, New York; and

     10. The price to be received by the Partnership from the underwriters shall be 98.885% for the 7.125% Notes and 98.617% for the 7.750% Notes.

      Initially capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture.


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      IN WITNESS  WHEREOF,  I have  signed my name as of this 11th day of March,
2002.



                                  /s/ C. Park Shaper
                                  -------------------------------
                                  C. Park Shaper
                                  Vice President, Treasurer and Chief
                                  Financial Officer of Kinder Morgan G.P., Inc. and Kinder Morgan Management, LLC


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